Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-209252 and 333-217636 on Form S-3 and Registration Statement Nos. 333-217634, 333-210376, 333-197737, 333-180976, 333-108467, 333-90976 and 333-83190 on Form S-8 of Centene Corporation of our report dated March 23, 2017 (September 14, 2017 as to Note 17) related to the consolidated financial statements of New York State Catholic Health Plan Inc. (d/b/a Fidelis Care New York) as of and for the years ended December 31, 2016 and 2015, appearing in this Current Report on Form 8-K.

/s/ Deloitte & Touche LLP

Williamsville, New York

March 12, 2018